EXHIBIT 12.1
ALLERGAN, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in millions, except ratios)
(Unaudited)

	Historical						Pro Forma Combined
						Six		Six
	Year Ended December 31,					Months Ended	Year Ended	Months Ended
						June 30,	December 31,	June 30,
	2001	2002	2003	2004	2005	2006	2005	2006
Earnings / (loss) from continuing operations before income taxes and minority interest	$260.3	$89.8	$(29.5)	$532.1	$599.2	$(310.8)	$570.8	$267.2
Add interest expense	18.1	17.4	15.6	19.5	13.4	28.4	58.6	39.8
Add interest on rental expense	6.2	6.3	6.9	7.7	7.1	3.5 (b)	9.3	4.7 (b)

Earnings (loss)	$284.6	$113.5	$(7.0)	$559.3	$619.7	$(278.9)	$638.7	$311.7

Interest expense	$18.1	$17.4	$15.6	$19.5	$13.4	$28.4	$58.6	$39.8
Add interest on rental expense	6.2	6.3	6.9	7.7	7.1	3.5 (b)	9.3	4.7 (b)

Fixed charges	$24.3	$23.7	$22.5	$27.2	$20.5	$31.9	$67.9	$44.5

Ratio of earnings to fixed charges	11.7x	4.8x	n/a (a)	20.6x	30.2x	n/a (a)	9.4x	7.0x

(a)	Earnings were not sufficient to cover fixed charges by $29.5 million in 2003 and by $310.8 million in the six months ended June 30, 2006.

(b)	Amount estimated based on 2005 actual interest on rent expense